Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED
Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

LICENSE AGREEMENT

This Agreement is entered into on January 9, 2008, between THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION, located at 1960 Kenny Road, Columbus, Ohio and ARNO THERAPEUTICS, INC., a Delaware corporation located at 30 Two Bridges Road, Suite #270, Fairfield, New Jersey 07004.

BACKGROUND

LICENSOR owns certain PATENT RIGHTS (as defined in Section 1.19) relating to LICENSOR Case No. 04014, "Zn2+-Chelating Motif-Tethered Short-Chain Fatty Acids as a Novel Class of Histone Deacetylase Inhibitors", and has the right to grant licenses under PATENT RIGHTS, (subject to only to a royalty-free nonexclusive license previously granted to the United States Government) (the “INVENTION”), which was invented at LICENSOR by Dr. Ching-Shih Chen et.al.;

LICENSOR desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license for this purpose;

LICENSEE has represented to LICENSOR, to induce LICENSOR to enter into this Agreement, that LICENSEE is experienced in developing, producing, manufacturing, marketing, and selling products similar to the LICENSED PRODUCT(s) (as later defined) and/or using the LICENSED PROCESS(es) (as later defined) and that it shall commit itself to a thorough, vigorous, and diligent program of exploiting the PATENT RIGHTS so that the public shall benefit; and

LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions set forth below.

The parties therefore agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

1.1 “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE or a SUBLICENSEE as applicable. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

1.2 “CHANGE OF CONTROL” shall mean a merger, consolidation, acquisition or the transfer of all, or substantially all, of the business interests of LICENSEE to which this Agreement relates to which LICENSEE is a party where the shareholders of LICENSEE immediately prior to effective date of such transaction beneficially own, immediately following the effective date of such transaction, securities representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding voting securities.

1.3 “COMMERCIALLY REASONABLE EFFORTS” shall mean documented efforts that are consistent with those utilized by companies of similar size and type that are developing products and services similar to LICENSED PRODUCTS.

1.4 “CONFIDENTIAL INFORMATION” means confidential or proprietary information relating to the PATENT RIGHTS, LICENSED PRODUCTS or LICENSED PROCESSES. CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software. CONFIDENTIAL INFORMATION shall not include:

(a)	information that is, or later becomes, generally available to the public through no fault of the recipient;

(b)	information that is provided to the recipient by an independent third party having no obligation to keep the information secret;

(c)	information that the recipient can establish was previously known to it or was independently developed by it without reference to the CONFIDENTIAL INFORMATION;

(d)
information that is required to be disclosed to comply with applicable law or court order, including Ohio Revised Code Section 149.43, provided that the recipient gives prior written notice of the required disclosure to the discloser.

1.5 “EFFECTIVE DATE” shall mean the date on which this Agreement is fully executed by both parties.

1.6 “FDA” shall mean the United States Food and Drug Administration or successor entity.

1.7 "FIELD OF USE" means all therapeutic uses in humans and animals.

1.8 “FIRST SALE” shall mean the first commercial sale to a third party of any LICENSED PRODUCT in the LICENSED TERRITORY (as defined below).

1.9  “IMPROVEMENTS” shall mean any and all intellectual property relating to a LICENSED PRODUCT or PATENT RIGHTS made by the INVENTOR, including, without limitation improved methods of manufacture and production techniques, new or additional analogs, to the extent that such analogs are a part of the same class of compounds contained within PATENT RIGHTS, therapeutic indications and developments intended to enhance the safety and efficacy of the LICENSED PRODUCTS.

1.10 “IND” shall mean an investigational new drug application filed with the FDA prior to the commencement of human clinical trials in the United States pursuant to 21 C.F.R. §312(a).

1.11 “INVENTORS” shall mean Dr. Ching-Shih Chen and such other inventors as are listed as such on any patent application or patent contained within PATENT RIGHTS.

1.12 “LICENSED INFORMATION” shall mean all technical information and data, whether or not patented invented or developed by LICENSOR, to the extent that (a) such technical information and data are useful for the use or practice of the PATENTS RIGHTS or LICENSED TECHNOLOGY as permitted herein; and (b) LICENSOR possesses the right to license the use of such information to LICENSEE for commercial purposes.

1.13 “LICENSED PROCESS” means any process that is covered in whole or in part by (a) a VALID CLAIM (as defined in Section 1.26 below) contained in the PATENT RIGHTS in the country in which such LICENSED PROCESS is used or (b) a VALID CLAIM contained in the PATENT RIGHTS in the country to which a product is imported where the LICENSED PROCESS is used to make the product.

1.14 “LICENSED PRODUCT” means any product or product part which (a) is covered in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS in the country in which any such product or product part is made, used or sold; or (b) is manufactured by using a LICENSED PROCESS in the country in which any LICENSED PROCESS is used or in which such product or product part is used or sold.

1.15 "LICENSEE" means ARNO THERAPEUTICS, INC. and any AFFILIATE of ARNO THERAPEUTICS, INC.

1.16 “LICENSOR” shall mean THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION.

1.17 “NDA” shall mean an application for FDA approval to market a new drug filed with the FDA pursuant to 21 C.F.R. §314.

1.18 “NET SALES” shall mean the total gross amounts invoiced for sales of a LICENSED PRODUCT by or on behalf of LICENSEE, its AFFILIATES and SUBLICENSEES and from leasing, renting, or otherwise making a LICENSED PRODUCT or LICENSED PROCESS available to others for profit without sale or other dispositions, whether invoiced or not, less the following deductions, provided they actually pertain to the disposition of LICENSED PRODUCTS or LICENSED PROCESSES and are separately invoiced:

(a)	discounts, returns and allowances actually granted to customers;

(b)	commissions actually paid to third-party distributors and other third-party sales agencies;

(c)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(d)	outbound transportation prepaid or allowed and transportation insurance;

(e)	amounts allowed or credited on returns;

(f)	bad debt deductions actually written off during the accounting period; and

(g)	packaging and freight charges.

No deductions shall be made for cost of collections or for commissions paid to independent sales agencies or to individuals regularly employed by LICENSEE and on its payroll. LICENSED PRODUCTS are "sold" when billed out or invoiced.

1.19 "PATENT RIGHTS" means all U.S. and foreign patents and patent applications owned or controlled by LICENSOR which relate to the composition of matter, method of use, manufacture, dosing, or administration of the INVENTION or any IMPROVEMENTS, which shall include the following LICENSOR intellectual property:

(a)	the United States and foreign patents and/or patent applications listed in Appendix A;

(b)	United States and foreign patents issued from the applications listed in Appendix A and from divisionals, and continuations of these applications;

(c)
claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendix A;

(d)
claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above; and

(e)	any reissues or reexaminations of United States patents described in (a), (b) or (c) above.

1.20 “PHASE I CLINICAL TRIAL” shall mean the initial introduction of an investigational new drug into humans, the principal purpose of which is to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, in compliance with 21 C.F.R. §312(a).

1.21 “PHASE II CLINICAL TRIAL” shall mean controlled human clinical studies conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug in compliance with 21 C.F.R. §312(b).

1.22 “PHASE III CLINICAL TRIAL” shall mean expanded controlled and uncontrolled human clinical trials pursuant to a randomized study with endpoints agreed upon by regulatory bodies for regulatory approval performed after PHASE II CLINICAL TRIALS evidence suggesting effectiveness of a drug has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a drug and to provide an adequate basis for physician labeling, as in compliance with 21 C.F.R. §312.

1.23 “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT.

1.24 “SUBLICENSE FEES” shall include:

(a)	all consideration, in whatever form, received from a SUBLICENSEE in connection with a sublicense of the PATENT RIGHTS and LICENSED INFORMATION, including, but not be limited to:

(i)	up front fees received by LICENSEE for the granting of a sublicense to a SUBLICENSEE;

(ii)
MILESTONE PAYMENTS (as defined in Section 3.2 below) received by the LICENSEE from a SUBLICENSEE; provided, however, that the LICENSOR shall not be entitled to any MILESTONE PAYMENTS made to the LICENSEE to the extent that the LICENSOR would be otherwise entitled to a MILESTONE PAYMENT as set forth in Section 3.2; and

(iii)	Sublicense maintenance fees.

(b)	SUBLICENSE FEES shall not include the following:

(i)	payments received by LICENSEE from a SUBLICENSEE solely for a bona fide research and development program which will be particularized in such SUBLICENSE AGREEMENT with reasonable detail; and

(ii)	the purchase by a SUBLICENSEE of debt or equity securities of the LICENSEE.

1.25 “TERRITORY” means worldwide.

1.26 “VALID CLAIM” shall mean (a) an issued claim of any unexpired patent included among the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned or (b) a claim of a pending patent application included within the PATENT RIGHTS, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application.

ARTICLE 2 - GRANT

2.1 Subject to all the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions of this Agreement, an exclusive, worldwide license, together with the right to grant sublicenses, to practice under the PATENT RIGHTS and IMPROVEMENTS and to use the LICENSED INFORMATION, to make, have made, use, sell, have sold, offer to sell, import or export LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2 Unless terminated earlier as provided in Article 13, the term of the LICENSE (the “TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire on the later of:

(a) the date on which the last VALID CLAIM described in the PATENT RIGHTS expires, lapses or is declared to be invalid by a non-appealable decision of a court of competent jurisdiction; and

(b) twenty (20) years after the EFFECTIVE DATE.

2.3 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

2.4 LICENSOR reserves the right to practice under the PATENT RIGHTS solely for non-commercial research and educational purposes.

2.5 To the extent that any invention included within the PATENT RIGHTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention including but not limited to the rights set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (collectively the “Federal Patent Policy”), notwithstanding anything in this Agreement to the contrary. As a condition of the LICENSE granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the PATENT RIGHTS, including the obligation that LICENSED PRODUCTS used or sold in the United States be manufactured substantially in the United States.

2.6 The LICENSE granted in Article 2 shall automatically convert to a paid-up, non-exclusive license, on a country-by-country basis, upon the expiration of the TERM.

ARTICLE 3 – LICENSE FEES MILESTONE PAYMENTS and ROYALTIES

3.1 LICENSEE shall pay LICENSOR a one-time license issue fee of two hundred thousand dollars ($200,000). Subject only to a material, noncurable breach of the representations and warranties of the LICEONSOR contained in Section 15.2, such license issue fee shall be nonrefundable and deemed earned and due immediately upon the EFFECTIVE DATE.

3.2 LICENSEE shall make the following one-time payments (the “MILESTONE PAYMENTS”) to LICENSOR upon the successful accomplishment of the milestones described below:

(a)  [***] dollars ($[***]) upon the dosing of the first subject in the first PHASE I CLINICAL TRIAL of a LICENSED PRODUCT in the United States conducted by the LICENSEE pursuant to a corporate sponsored IND;

(b)  [***] dollars ($[***]) upon the dosing of the first patient in the first PHASE II CLINICAL TRIAL of a LICENSED PRODUCT conducted by the LICENSEE in the United States;

(c) [***] dollars ($[***]) upon the dosing of the first patient in the first PHASE III CLINICAL TRIAL of a LICENSED PRODUCT conducted by the LICENSEE in the United States;

(d) [***] dollars ($[***]) upon the FIRST SALE of a LICENSED PRODUCT by the LICENSEE, its AFFILIATES or SUBLICENSEE in the United States;

(e) [***] dollars ($[***]) upon FIRST SALE of a LICENSED PRODUCT by the LICENSEE, its AFFILIATES or SUBLICENSEE in the first country in the European Union; and

(f) [***] dollars ($[***]) upon the FIRST SALE of a LICENSED PRODUCT by the LICENSEE, its AFFILIATES or SUBLICENSEE in Japan.

3.3 Except for MILESTONE PAYMENTS described in Section 3.2(d)-(g), MILESTONE PAYMENTS shall be non-refundable and non-creditable against EARNED ROYALTIES (as defined in Section 3.4 below). Notwithstanding the foregoing, MILESTONE PAYMENTS described in Section 3.2(d)-(f) shall be fully creditable against EARNED ROYALTIES.

3.4 Subject to the terms of this Section 3, during the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to LICENSOR an earned royalty on worldwide cumulative NET SALES of LICENSED PRODUCTS and LICENSED PROCESSES by LICENSEE, its AFFILIATES or SUBLICENSEES (“EARNED ROYALTIES”) equal to [***] percent ([***]%) of NET SALES by LICENSEE its AFFILIATES or SUBLICENSEES until the term of the PATENT RIGHTS expires or until this Agreement is terminated.

3.5 Following the FIRST SALE, LICENSEE shall pay LICENSOR the following minimum annual royalties:

(a) [***] dollars ($[***]) per year until the third anniversary of the FIRST SALE of a LICENSED PRODUCT; and thereafter

(b)  [***] dollars ($[***]) per year.

Such minimum annual royalty shall be deemed earned and accrued as of January 1 of each calendar year after the effective date of this Agreement and shall be due no later than January 31 of each year. The minimum annual royalty payment shall be credited against running royalties for the corresponding calendar year, and the quarterly reports under Section 6.3 shall reflect such credit. The minimum annual royalty payments shall not be creditable against milestone payments (if any) or against royalty payments due for any other calendar year.

3.6 LICENSOR shall be responsible for the payment of all taxes, duties, levies, and other charges, including, but not limited to, sales, use, gross receipts, excise, VAT, and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges imposed by any taxing authority with respect to the royalties payable to LICENSOR under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to LICENSOR, then the sum payable to LICENSOR shall be increased by the amount necessary to yield to LICENSOR an amount equal to the sum it would have received had no withholdings or deductions been made. LICENSOR shall cooperate with LICENSEE in the event LICENSEE elects to assert, at its own expense, LICENSOR’s exemption from any such tax or deduction.

3.7 In the event that LICENSEE’S outside patent counsel together with LICENSOR’S patent counsel agree (which discussion and agreement shall be in good faith) that patent licenses from third parties are reasonably required by LICENSEE, its AFFILIATES or its SUBLICENSEE to make, use, offer for sale, sell or import any LICENSED PRODUCT in any given country, LICENSOR and LICENSEE shall negotiate in good faith with the intention of reaching a fair and equitable formula on how any amount paid by LICENSEE to such third parties shall impact the royalties due hereunder.

3.8 No multiple royalties shall be payable because the use, lease or sale of any LICENSED PRODUCT is, or shall be, covered by more than one VALID CLAIM contained in the PATENT RIGHTS.

3.9 In the event that a LICENSED PRODUCT is sold in the form of a combination package together with companion products that are not themselves a LICESED PRODUCT, the NET SALES for such combination package upon which the sales royalties due to LICENSOR is based shall be calculated by multiplying the total sales price of such combination package by the fraction A/(A+B), where A is the invoice price of the LICENSED PRODUCT if sold separately, and B is the total invoice price of each of the other companion products included in the combination package if sold separately. In no event shall such deduction in the overall sales royalty rate due to LICENSOR be reduced by more than [***] percent ([***]%).

3.10 Royalty payments shall be paid in United States dollars in Columbus, Ohio, or at such other place as LICENSOR may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with the payment of royalties, such conversion shall be made by using the exchange rate as published as of the last business day of the applicable calendar quarter in the eastern edition of The Wall Street Journal.

3.11 Royalty payments shall be made on a quarterly basis with submission of the reports required by Article 6, except any minimum annual royalty payment, which shall be due as provided in Section 3.5. Such payments and reports shall be due within thirty (30) days of March 31, June 30, September 30, and December 31 of each calendar year. Late payments, including payments due for patent cost reimbursement, shall be subject to a charge of [***] percent ([***]%) per month or $[***], whichever is greater. The payment of such late charge shall not foreclose LICENSOR from exercising any other rights it may have resulting from any late payment.

ARTICLE 4 – SUBLICENSES

4.1 LICENSEE has the right to enter into sublicensing agreements with third-parties. LICENSEE agrees that any sublicense granted by it shall provide that the obligations to LICENSOR of Articles 2, 6, 8, 9, 10, 13 and 16 of this Agreement shall be binding upon the SUBLICENSEE as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

4.2 LICENSEE shall forward to LICENSOR copies of all sublicense agreements promptly upon execution by the parties.

4.3 In addition to royalties provided under Section 3.3, for any sublicenses granted by LICENSEE hereunder, LICENSEE will pay to LICENSOR a percentage of any SUBLICENSE FEES as follows:

YEARS FROM EFFECTIVE DATE	PERCENT OF SUBLICENSE FEES

Less than [***]	[***]%

Year [***] to Year [***]	[***]%

Thereafter	[***]%

4.4 If and to the extent LICENSEE enters into a sublicense agreement that could result in the payment of a SUBLICENSEE FEE other than cash, LICENSEE shall notify LICENSOR of any such provision in the sublicense agreement at the time of its delivery under Section 4.2 above, and with respect thereto, if LICENSOR is prohibited by applicable law from accepting the form of consideration LICENSEE has agreed to accept under such sublicense agreement, then LICENSEE shall be obligated to satisfy its obligation to LICENSOR under Section 4.3 in such form of consideration as LICENSOR is permitted by applicable law to accept, provided however that in any such event the fair market value of any such substituted consideration shall be at least equal to the fair market value of the form of consideration LICENSOR is unable to accept.

4.5 Provided that a SUBLICENSEE agrees to assume all of the obligations of the LICENSEE under this Agreement, such SUBLICENSE shall survive the termination of this Agreement in accordance with Section 13.

ARTICLE 5 - DUE DILIGENCE

5.1 LICENSEE shall use COMMERCIALLY REASONABLE EFFORTS to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and following FIRST SALE of a LICENSED PRODUCT, to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

5.2 As part of these efforts, LICENSEE agrees on its own behalf and on behalf of its AFFILIATES and SUBLICENSEES to achieve the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES:

(a) File an IND following completion of necessary non-clinical studies (i.e., acute and chronic toxicity, etc.);

(b) Upon IND filing, LICENSEE, its’ SUBLICENSEES, or their AFFILIATES, shall demonstrate ongoing engagement of clinical development for LICENSED PRODUCTS, which shall be evidenced by conducting at least one of the following activities in any given year starting from the date of IND filing:

(i) having expended at least [***] dollars ($[***]) for development of LICENSED PRODUCTS;

(ii) having manufactured LICENSED PRODUCTS suitable for clinical trials under an approved IND;

(iii) having actively engaged in study preparation, implementation, or reporting of a PHASE I, II, OR III CLINICAL TRIAL with respect to a LICENSED PRODUCT or the construction of regulatory documents for filing;

(iv) having responded to regulatory requests/issues relating to a PHASE I, II, OR III CLINICAL TRIAL of a LICENSED PRODUCT;

(v) having prepared documents for NDA filing with respect to a LICENSED PRODUCTS;

(vi) having filed an NDA for a LICENSED PRODUCT;

(vii) following NDA filing, having actively pursued NDA approval for a LICENSED PRODUCT; or

(viii) following NDA approval of a LICENSED PRODUCT, having launched or sold a LICENSED PRODUCT in the United States or another major market country.

5.3 Failure to perform the development activities described in Section 5.2 above shall be considered a breach of the LICENSE unless such failure is through no fault of the LICENSEE, including without limitation, a change in regulatory guidelines, opinions or standards; the introduction of a new standard of care during the development of LICENSED PRODUCTS which affects the development strategy for LICENSED PRODUCTS; or unexpected findings (safety or efficacy) in clinical studies, that delays clinical development. In such an instance, the parties shall amend the timelines accordingly. The LICENSOR shall provide LICENSEE with written notice of any alleged breach of the LICENSE pursuant to this Article 5.3 in accordance with Article 13.2.

ARTICLE 6 - REPORTS AND RECORDS

6.1 LICENSEE shall keep full, true and accurate books of account containing all particulars necessary to show the amounts payable to LICENSOR. The books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. The books and supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, for inspection by LICENSOR or its agents to verify LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of discrepancy in reporting which is greater than [***] percent ([***]%) to LICENSOR's detriment, LICENSEE agrees to pay the full cost of such inspection.

6.2 LICENSEE shall provide to LICENSOR a written annual report on or before September 1st of each calendar year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year.

6.3 After the FIRST SALE of a LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall provide quarterly reports to LICENSOR. The quarterly reports shall be delivered within thirty (30) days after March 31, June 30, September 30, and December 31 of each year. The quarterly reports shall give particulars of the business conducted by LICENSEE and its SUBLICENSEES during the preceding quarter that are pertinent to a royalty accounting, including:

(a)	number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all SUBLICENSEES and AFFILIATES;

(b)	total billings for LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES and AFFILIATES;

(c)	accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES and AFFILIATES:

(d)	deductions applicable as provided in Paragraph 1.18;

(e)	royalties due on additional payments from SUBLICENSEES under Paragraph 3.1.d;

(f)	any minimum annual royalty payment credits applicable against running royalties;

(g)	total royalties due; and

(h)	names and addresses of all SUBLICENSEES.

6.4 On or before 90 days following the close of LICENSEE's fiscal year, LICENSEE shall provide LICENSOR with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

ARTICLE 7 - PATENT PROSECUTION

7.1 LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of any and all United States and foreign patent applications and patents contained in the PATENT RIGHTS. All undisputed expenses relating to such patent prosecution shall be due and payable within thirty (30) days of receipt of invoice from LICENSOR for such expenses. Any and all such United States and foreign patent applications, and resulting issued patents, shall remain the property of the LICENSOR unless LICENSEE has an ownership interest or acquires an ownership interest in such applications and patents.

7.2 The costs described in Article 7.1 shall include, but are not limited to, any past, present and future taxes, government fees, patent attorney fees, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made by reimbursement to the LICENSOR.

7.3 All new and existing patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by patent counsel selected by LICENSEE and which is reasonably acceptable to the LICENSOR. LICENSEE shall be responsible for directing prosecution. With respect to any LICENSED PATENTS, LICENSEE and patent counsel shall:

(a) consult with the LICENSOR and keep the LICENSOR fully informed of the progress of all patent applications and patents, including all issues relating to the preparation, filing, prosecution and maintenance of PATENTRIGHTS;

(b) consult with the LICENSOR and keep the LICENSOR fully informed about LICENSEE’s patent strategy with respect to the PATENT RIGHTS;

(c) provide to the LICENSOR advance copies of documents relevant to preparation, filing, prosecution and maintenance of the PATENT RIGHTS sufficiently in advance of filing to allow the LICENSOR a reasonable opportunity to review and comment on such documents; and

(d) provide the LICENSOR with final copies of such documents. LICENSEE agrees to use COMMERCIALLY REASONABLE EFFORTS to obtain broad and strong patent protection in the best interest of the LICENSOR and LICENSEE. LICENSEE will not finally abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims without the LICENSOR’ consent.

7.4 LICENSEE shall apply, and shall require SUBLICENSEES to apply, the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 8 - INFRINGEMENT

8.1 LICENSEE or its SUBLICENSEE(s) has the right to prosecute in their own name and at their own expense any infringement of the PATENT RIGHTS, so long as the license is exclusive when the legal action is commenced. LICENSOR agrees to notify LICENSEE promptly of each infringement of the PATENT RIGHTS of which LICENSOR becomes aware. Before LICENSEE or its SUBLICENSEES commences an action for infringement, LICENSEE or SUBLICENSEE shall notify LICENSOR and carefully consider the views of LICENSOR and the public interest.

8.2 LICENSOR agrees to join, subject to the approval of the Ohio Attorney General, as a party plaintiff in any lawsuit initiated by LICENSEE, if requested by LICENSEE, with all costs, attorney fees and expenses to be paid by LICENSEE.

8.3 If LICENSEE undertakes to enforce and/or defend the PATENT RIGHTS by litigation, LICENSEE may withhold up to [***] percent ([***]%) of the payments otherwise thereafter due during the course of such litigation to LICENSOR under Article 3. LICENSEE may apply the amounts withheld to reimburse up to half of LICENSEE's litigation expenses, including reasonable attorneys’ fees. If LICENSEE recovers damages in the patent litigation, the award shall be applied first to satisfy LICENSOR’s and LICENSEE’S unreimbursed expenses and legal fees for the litigation, and next to reimburse LICENSOR for any payments under Article 3 which are past due or were withheld pursuant to this Article 8. The remaining balance shall be shared in accordance with the percentages described in Section 4.3, except for such amounts attributable for lost sales which amounts shall be paid in accordance with earned royalties described in Section 3.3.

8.4 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without LICENSOR’s consent, which shall not be unreasonably withheld.

8.5 If LICENSEE and its SUBLICENSEE(s) elect not to exercise their right to prosecute or defend an infringement of the PATENT RIGHTS, LICENSOR may do so at its own expense, controlling such action and retaining all recoveries.

8.6 If a declaratory judgment action alleging invalidity of any of the PATENT RIGHTS is brought against LICENSEE or LICENSOR, then LICENSOR, at its sole option, has the right to intervene and take over the defense of the action at its own expense.

ARTICLE 9 - PRODUCT LIABILITY

9.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, its trustees, directors, officers, employees and affiliates, (collectively, the “Indemnitees”) harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE under this Agreement, except claims that the PATENT RIGHTS infringe third party intellectual property and those arising out of the gross negligence or willful misconduct of LICENSOR, breach of warranty by LICENSOR, or breach of Article 10 by LICENSOR.

9.2 LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect the LICENSOR with respect to events described in Section 9.1. Such insurance shall:

(a) list LICENSOR as an additional insured under the policy;

(b) provide that such policy is primary and not excess or contributory with regard to other insurance the LICENSOR may have;

(c) be endorsed to include product liability coverage in amounts no less than [***] dollars ($[***]) per incident and [***] dollars ($[***]) annual aggregate; and

(d) be endorsed to include contractual liability coverage for LICENSEE’S indemnification under Section 9.1;

(e) by virtue of the minimum amount of insurance coverage required under Section 9.2(c), not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under Section 9.1.

(f) maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or a SUBLICENSEE or agent of LICENSEE and (ii) a reasonable period thereafter the period referred to Paragraph 9.2.d.i above which in no event shall be less than ten (10) years

9.3 By signing this Agreement, LICENSEE certifies that the requirements of Section 9.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or (b) the date any LICENSED PRODUCT is tested or used on humans, and will continue to be met thereafter. Upon LICENSOR’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to the LICENSOR. LICENSEE shall give thirty (30) days’ written notice to LICENSOR prior to any cancellation of or material change to the policy.

9.4 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR IS ADVISED, HAS OTHER REASON TO KNOW, OR IN FACT DOES KNOW OF THE POSSIBILITY.

ARTICLE 10 – CONFIDENTIALITY

10.1 During the course of this Agreement, LICENSOR and LICENSEE may provide each other with CONFIDENTIAL INFORMATION. All CONFIDENTIAL INFORMATION shall be designated in writing as such by the discloser. LICENSOR and LICENSEE each intend to maintain the confidential status of their CONFIDENTIAL INFORMATION. Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION from disclosure to third parties; no such disclosure shall be made without the other’s written permission. Upon termination or expiration of this Agreement, LICENSOR and/or LICENSEE shall comply with the other’s written request to discontinue using and/or return all CONFIDENTIAL INFORMATION. This Article 10 shall continue for a period of five (5) years following the termination or expiration of this Agreement.

ARTICLE 11 – PUBLICATION

11.1 In the event that LICENSOR or the INVENTORS desires to publish or disclose, by written, oral or other presentation, any material information related to the INVENTION, the PATENT RIGHTS, or any LICENSED PRODUCT or LICENSED PROCESS, or results relating to the clinical or non-clinical testing of any of the foregoing, LICENSOR shall notify LICENSEE in writing of their intention no less than 60 days prior to any speech, lecture or other oral presentation, or any written or other publication or disclosure and cooperate fully with LICENSEE to file any patent applications related to subject matter of the disclosure prior to the disclosure.

11.2 LICENSOR shall include with any such notice pursuant to Section 11.1 a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract.

11.3 LICENSEE may request that LICENSOR, no later than 30 days following the receipt of such notice, delay such publication or disclosure in order to enable LICENSEE to file, or have filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such notice, LICENSOR shall arrange for a delay in publication or disclosure until such time as LICENSEE has filed on LICENSOR’s name and behalf such patent application, copyright or other appropriate form of intellectual property protection that LICENSEE agrees to file as soon as is reasonably practicable provided, however that said deferral shall not exceed 60 days from the receipt of such notice.

11.4 If LICENSOR does not receive any request to delay publication or disclosure pursuant to Section 11.3, LICENSOR may submit such material for publication or presentation or make such other publication or disclosure

ARICLE 12 – USE OF NAME

Each party shall obtain the prior written approval of the other prior to making use of the name of the other party nor any variation or adaptation thereof for any commercial purpose, except as required to comply with law, regulation or court order.

ARICLE 13 - TERMINATION

13.1 LICENSOR shall have the right to terminate this Agreement pursuant to the provisions below, provided that LICENSOR has given LICENSEE the notice required in accordance with Section 13.2 and LICENSEE has failed to cure the breach described in such notice:

(a) breach by LICENSEE of a material term of the Agreement;

(b) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law;

(c) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors;

(d) placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within 30 days thereafter and provided that in the case of an involuntary bankruptcy proceeding, which is contested by LICENSEE, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

(f) a decision by LICENSEE or LICENSEE’s licensee or assignee of rights under this Agreement to quit the business of developing or selling LICENSED PRODUCTS.

13.2 LICENSOR may exercise its rights pursuant to Section 13.1 above by giving LICENSEE ninety (90) days' prior written notice (the “Written Notice”) of LICENSOR's intention to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, LICENSOR shall provide written notice of termination to LICENSEE (the “Termination Notice”), effective upon receipt, unless LICENSEE has cured the material breach or the other basis for such proposed termination during such ninety (90) day period. Such notice and termination shall not prejudice LICENSOR's right to receive Earned Royalties accrued prior to termination, or other sums due hereunder and shall not prejudice any cause of action or claim of LICENSOR accrued or to accrue on account of any breach or default by LICENSEE.

13.3 LICENSEE shall have the right to terminate this Agreement pursuant to the provisions below, provided that LICENSEE has given LICENSOR the notice required in accordance with Section 13.4:

(a) LICENSEE may terminate this Agreement upon breach by LICENSOR of a material term of the Agreement; or

(b) LICENSEE may terminate this Agreement at any time upon written notice of termination given to LICENSOR at least ninety (90) days prior to the date of such termination and upon:

(i)	the payment of all amounts due LICENSOR through the effective date of the termination;

(ii)	submission of a final report of the type described in Paragraph 6.3;

(iii)	suspension of LICENSEE’s use of the LICENSED PROCESS(ES) and LICENSED PRODUCT(S) (subject to Paragraph 13.5 below);

13.4 LICENSEE may exercise its right of termination pursuant to Section 13.3(a), by giving LICENSOR 90 days prior written notice of LICENSEE’s intent to terminate setting forth the basis of such termination. Upon the expiration of the 90 day period, LICENSEE shall provide written notice of termination to LICENSOR, effective upon receipt, unless LICENSOR has cured the breach or the other basis for such proposed termination during such 90 day period. Such notice of termination shall not prejudice any cause of action or claim of LICENSEE accrued or to accrue on account of any breach or default by LICENSOR.

13.5 If LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with LICENSOR or its future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in timely fashion and under commercially reasonable terms.

13.6 Termination of this Agreement shall not release LICENSOR and LICENSEE from any obligation that matured prior to the effective date of such termination. Articles 1, 9, 10, 13 and 16 shall survive termination. LICENSEE and any SUBLICENSEE may, however, after the effective date of such termination, complete and sell LICENSED PRODUCTS in the process of manufacture and sell all LICENSED PRODUCTS already in existence at the time of termination, if LICENSEE pays LICENSOR as required by Article 3 and submits the reports required by Article 6 of this Agreement.

13.7 The failure of either Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of either Party’s thereafter to enforce each and every such provision of this Agreement.

ARTICLE 14 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

14.1 Any payment, notice or other communication required by this Agreement shall be sufficiently made or given on the date of mailing if sent by recognized express carrier or certified first class mail, postage prepaid, addressed to LICENSOR or LICENSEE at its address below or as it designates by written notice to the other.

For LICENSOR:	Technology Licensing & Commercialization
The Ohio State University
1960 Kenny Road
Columbus, OH 43210-1063
(614) 292-1315; FAX (614) 292-8907

For LICENSEE:	Arno Therapeutics, Inc.
President
30 Two Bridges Road, Suite #270
Fairfield, NJ 07004
(862) 703-7170

ARTICLE 15 - REPRESENTATIONS AND WARRANTIES

15.1 LICENSEE represents and warrants to LICENSOR that:

(a) LICENSEE is a duly organized and validly existing corporation under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged or currently proposed to be engaged, and LICENSEE is duly qualified to do business as a foreign corporation and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business or own its properties.

(b) To the best of LICENSEE’s knowledge, there are no actions, suits, or proceedings pending or threatened against or affecting LICENSEE, its officers or directors in their capacity as such, its properties, or its patents in any court or before any governmental or administrative agency, which can have any material adverse effect on the business as now conducted or as currently proposed to be conducted, on the properties, the financial condition, or income of LICENSEE, or the transactions contemplated by this Agreement and LICENSEE is not in default under any order or judgment of any court or governmental or administrative agency.

(c) Consummation of the transactions contemplated by this Agreement in compliance with provisions of this Agreement will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of LICENSEE pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which LICENSEE is a party or by which Licensee may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to Licensee or any of its property.

15.2 LICENSOR represents and warrants to LICENSEE that as of the EFFECTIVE DATE:

(a) LICENSOR has the full right and power to perform the obligations and grant the LICENSE set forth in this Agreement;

(b) there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement;

(c) except as listed in Schedule 15.2(c), LICENSOR has not authorized in any manner any Third Party to practice the PATENT RIGHTS;

(d) except as required pursuant to Section 2.5, LICENSOR owns or possesses all right, title, and interest in and to the PATENT RIGHTS, including exclusive, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever;

(e) there are no licenses, options, restrictions, liens, rights of third parties, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights of LICENSEE under this Agreement with respect to, or which (i) may lead to a claim of infringement or invalidity regarding, any part or all of the PATENT RIGHTS and their use as contemplated in the underlying patent applications as presently drafted or (ii) imposes obligations upon LICENSOR or gives any rights to LICENSOR which, in either case, would adversely affect the rights of LICENSEE or the obligations of LICENSOR under this Agreement;

(f) to the best of LICENSOR’s knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the PATENT RIGHTS and their use as contemplated in the underlying patent applications as presently drafted or as contemplated under this Agreement;

(g) Appendix A lists all patents issued and patent applications filed on or before the Effective Date of this Agreement within the scope of the PATENT RIGHTS and therefore subject to this Agreement and all of the inventors named in the patents and patent applications listed in Appendix A have assigned, or are under an obligation to assign, to LICENSOR all of their right, title an interest in the inventions claimed.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied according to Ohio law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. LICENSOR and LICENSEE shall initially attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or significant breach thereof (hereinafter referred to as a “Dispute”) through at least one face-to-face negotiations between the Parties at a mutually convenient place. If the Dispute is not resolved within thirty (30) business days (or such other period of time mutually agreed upon by the parties) of commencing such face-to-face negotiations, or if no such face-to-face meeting occurs within thirty (30) business days from the date of notice of a Dispute, then the Parties agree that the Dispute may be submitted for non-binding arbitration in accordance with the rules of the American Arbitration Association. Venue of arbitration shall be in Columbus, Ohio.

16.2 LICENSOR and LICENSEE acknowledge that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement, and no modification of the Agreement will be effective unless both LICENSOR and LICENSEE agree to it in writing.

16.3 The provisions of this Agreement are severable. If any provisions of this Agreement are determined invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions.

16.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practice of the country of manufacture or sale.

16.5 The failure of either LICENSOR or LICENSEE to assert a right or insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other.

16.6 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend and hold LICENSOR harmless if any legal action of any nature results from the violation.

16.8 This Agreement may not be amended or modified except by written agreement executed by each of the parties. Other than in the event of a CHANGE OF CONTROL (as defined herein) LICENSOR'S prior written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of LICENSEE’S rights or obligations under this Agreement. Following any such assignment or CHANGE OF CONTROL, the surviving corporation shall assume all of the rights and obligations included in this Agreement. Any attempted assignment in contravention of this Article 16.8 shall be null and void and shall constitute a material breach of this Agreement. LICENSOR'S prior written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of LICENSEE’S rights or obligations under this Agreement.

16.9 In the event any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder (other than the payment of monies due and owing) by reason of acts of God, war, terrorism, strikes, riots, storms, fires, electrical or telecommunications outages or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay, provided that such Party takes all reasonable steps to overcome such cause(es) as soon as is reasonably possible.

16.10 Nothing contained in this Agreement will be deemed to place the parties in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

16.11 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

The authorized signatures of LICENSOR and LICENSEE below signify their acceptance of the terms of this Agreement.

THE OHIO STATE UNIVERSITY
RESEARCH FOUNDATION	ARNO THERAPEUTICS, INC.

By: ___________________________________________	By: ________________________________________

Name: ________________________________________	Name: _____________________________________

Title: _________________________________________	Title: ______________________________________

Date: _________________________________________	Date: ______________________________________